Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13D relating to the common stock, par value $0.0005 per share, of ADM Tronics Unlimited, Inc., and any amendments thereto, may be filed jointly on behalf of each of the undersigned. Each of the undersigned agrees that this Joint Filing Agreement may be included as an exhibit to such statement and any amendments thereto.

Each of the undersigned is responsible for the timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning that person contained therein. No undersigned is responsible for the completeness or accuracy of information concerning the other undersigned unless that person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. The agreement to file jointly does not, by itself, constitute an admission of group membership with any other person.

Date: November 3, 2026

Gregory D. Wasson

Signature:	/s/ Gregory D. Wasson

G&K Investment Holdings LLC

By:	/s/ Gregory D. Wasson
Name: Gregory D. Wasson
Title: Manager